Exhibit 10.85

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is made this 7th day of August, 2018 (the “Execution Date”), by and among Rockwell Medical, Inc. (“Rockwell” or the “Company”), Robert Chioini (“Chioini”), Thomas Klema (“Klema”), Patrick Bagley (“Bagley”), and Ronald Boyd (“Boyd”). Rockwell, Chioini, Klema, Bagley and Boyd are together referred to herein as the “Settling Parties”. Benjamin Wolin (“Wolin”), Mark Ravich (“Ravich”), John Cooper (“Cooper”), Robin Smith (“Smith”) and Lisa Colleran (“Colleran”) (Wolin, Ravich, Cooper, Smith, and Colleran are collectively referred to as the “Director Defendants”) are also executing this Agreement, but only with regard to the obligations in Paragraphs 5, 12, 13 and 17.

WHEREAS, Chioini and Klema filed a lawsuit against Rockwell and the Director Defendants in the Eastern District of Michigan, and Rockwell filed its Counter-Complaint against Chioini and Klema and its Third-Party Complaint against Bagley and Boyd, which lawsuit is currently pending as case number 2:18-cv-11884-LJM-RSW (the “Litigation”);

WHEREAS, Rockwell filed a lawsuit against Chioini and Klema in the Circuit Court for the County of Oakland, State of Michigan, bearing case number 2018-165893-CB (the “Oakland County Litigation”). That lawsuit was dismissed and closed on July 17, 2018, and all claims between the Settling Parties were consolidated in the Litigation;

WHEREAS, the Settling Parties desire to reach a full, final and complete resolution of the Litigation, the Oakland County Litigation, and other claims or potential claims  against  one another on the terms set forth herein.

THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is

*Confidential Treatment Requested

hereby acknowledged, the Settling Parties agree as follows:

1.         Settlement Payments.

a.           Initial  Payments.     Simultaneously  with  execution  of  this Agreement, Rockwell will pay $500,000 by wire transfer to the IOLTA account of The Miller Law Firm, P.C. for the benefit of Chioini, Klema, Bagley, and Boyd. Simultaneously with execution of this Agreement, Rockwell will pay also pay $30,000 to Boyd by wire transfer to an account identified by Boyd.

b.           Subsequent Payments.  On the first day of each month beginning effective May 24, 2018, for twelve (12) consecutive months, Rockwell will pay by wire transfer to the IOLTA account of The Miller Law Firm, P.C. the monthly amount of  $83,333.33 (for a total of $1,000,000 over this period), with such payments being made for the benefit of Chioini, Klema, Bagley, and Boyd. Contemporaneous with the execution of the Settlement Agreement, the Rockwell shall pay by wire transfer to the IOLTA account of The Miller Law Firm, P.C. the first three monthly installments.

c.            Division of Payments.   Chioini, Klema, Bagley, and Boyd will determine amongst themselves how to allocate the payments made under Paragraphs 1.a and 1.b between themselves (with the exception of the $30,000 payment to be made directly to Boyd). Rockwell shall have no responsibility or liability with respect to any such allocation.

d.           No Withholding / Setoff.   The Settling Parties agree that  the payments contemplated in Paragraphs 1.a. and 1.b. (the “Payments”) will not be offset with any withholding and will be paid outside of Rockwell payroll. Chioini, Klema, Bagley and Boyd will each be individually responsible for any taxes due with respect to the Payments to them. In addition, the Settling Parties agree that Rockwell will not setoff any of the Payments, except to the extent that Rockwell has a judgment against Chioini, Klema, Bagley or Boyd.

2.         Equity Awards.

a.           Stock Options.   Any unvested Rockwell stock options currently held by Chioini, Klema, Bagley, or Boyd that were scheduled to vest on October 2, 2018 will be accelerated and deemed to have vested on the Execution Date. Notwithstanding any other agreement between the Settling Parties, Chioini, Klema, Bagley, and Boyd may exercise any Rockwell stock options at their sole discretion, but consistent with their and Rockwell’s legal obligations, for cash that are vested as of the Execution Date up until May 24, 2020 (unless such options expire sooner pursuant to the 10-year term established at the time of issuance), at which time all such options (to the extent not previously exercised) will expire and thereafter be unexercisable. Rockwell will cooperate with the exercise of any such options under its usual terms and conditions, including permitting the use of broker assisted cashless exercise as permitted in the stock option agreements and or the 2007 Long Term Incentive Plan document, and pursuant to customary timeframes for similar elections and not greater than five (5) business days from the date of notice. The Company and Director Defendants will not take any action, or fail to take any customary, lawful action that would result in impeding Chioini’s, Klema’s, Bagley’s, or Boyd’s exercise of their equity rights with regard to the Company.

b.           Restricted Shares.  Chioini currently holds rights to 245,000 shares of restricted shares of Rockwell common stock and Klema currently holds rights to 68,000 restricted shares of Rockwell common stock, subject to vesting based on various Company performance metrics (collectively, the “Restricted Stock”).  Simultaneously with execution of this Agreement, the Restricted Stock rights are terminated and forfeited. Chioini and Klema will execute a document in the form attached as Appendix A, authorizing the cancellation and return of the Restricted Stock in accordance with this Paragraph 2.b.

3.         Resignation.   Simultaneously with execution of this Agreement, each of Chioini and Boyd hereby resign, effective as of the Execution Date, from the Rockwell Board of Directors. Each of Chioini, Klema, Bagley and Boyd represent that, following execution of this Agreement, they each hold no position with the Rockwell Entities (as defined in Paragraph 4). Simultaneously with execution of this Agreement, Chioini and Boyd each will execute, and provide to Rockwell, the resignation letters (the “Resignations”) attached as Appendix B, which resignation letters will not be deemed confidential under Paragraph 12, below.

4.         Non-Participation and Standstill.

a.            From the Execution Date through December 31, 2023, none of Chioini, Klema, Bagley, and Boyd will directly or indirectly attempt to participate in the management or operations of Rockwell or its affiliates or subsidiaries (the “Rockwell Entities”) (other than passively holding or selling shares of Rockwell Common Stock) including by directly or indirectly communicating with the Rockwell Entities or their respective directors, officers, employees, agents, vendors, customers, auditors, or affiliates, except that they may communicate directly with the Chairman of Rockwell’s Board of Directors.

b.            From the Execution Date through December 31, 2023, none of Chioini, Klema, Bagley, and Boyd will (directly or indirectly): (i) seek election to Rockwell’s Board of Directors; (ii) engage in any proxy contest regarding the Company; (iii) submit any shareholder proposal or nominee; (iv) participate in litigation against any Rockwell Entities or their respective directors, officers, employees and agents (except to the extent that Chioini, Klema, Bagley or

Boyd are named parties in that litigation) or pursue claims against the Rockwell Entities or their respective directors, officers, employees, or agents except for allegedly tortious actions taken by those directors, officers, employees, or agents that are taken outside of their roles as director, officer, employee or agent and do not otherwise relate to those roles; (v) enter any of the Rockwell Entities’ facilities; or (vi) do anything other than passively hold shares of Rockwell Common Stock. None of Chioini, Klema, Bagley, and Boyd will solicit or encourage third parties (including Rockwell shareholders) to bring claims against the Rockwell Entities or their respective directors, officers, employees and agents.

5.         Non-Participation.   The Rockwell Entities and Director Defendants, on the one hand, and Chioini, Klema, Bagley, and Boyd, on the other hand, will not directly or indirectly participate in litigation against the other , or solicit or encourage third parties to do so, except to the extent that: (i) any of the Parties or the Director Defendants are a named party in that litigation; (ii) the litigation is to enter an arbitration award to enforce this Agreement or the litigation is in aid of arbitration; or (iii) the litigation results from future unlawful action by the Parties. Notwithstanding the foregoing, nothing in this provision would prevent the parties from engaging in arbitration as contemplated by Paragraph 17, below,

6.       Company  Communication.   Chioini, Klema, Bagley, or Boyd will not communicate, directly or indirectly, with the Rockwell Entities and shall only communicate with the Chairman of Rockwell’s Board of Directors. None of Chioini, Klema, Bagley, and Boyd will directly or indirectly contact Nasdaq Stock Market representatives or any government or regulatory agencies on behalf of, or purporting to be on behalf of, the Company.

7.         Cooperation.  Chioini, Klema, Bagley, and Boyd each agree to reasonably cooperate with Rockwell in any investigation by the Company including investigations relating to:

(i) any whistleblower complaint made by Chioini or Klema; (ii) any Rockwell shareholder demand relating to a period during which Chioini, Klema, Bagley and/or Boyd served as officers and/or directors of the Company; (iii) the circumstances surrounding the resignation of Plante Moran PLLC as the Company’s registered independent public accounting firm; or (iv) any other regulatory matter or shareholder litigation relating to a period during which Chioini, Klema, Bagley and/or Boyd served as officers and/or directors of the Company. Chioini, Klema, Bagley, and Boyd’s cooperation will include: (i) the return, within three days of the Execution Date, of all Company documents and property, including laptops, paper documents and portable hard drives or other devices containing Company documents and property, and (ii) their making themselves available to answer questions from Rockwell and Rockwell’s counsel. Absent the Company’s request, Chioini, Klema, Bagley, and Boyd each will not otherwise directly or indirectly involve themselves in such Company-led investigation.

8.         Third-Party Notification.

a.           SEC Notification.   Chioini and Klema will notify the U.S. Securities and Exchange Commission (“SEC”) (with a copy to the Company) that they have settled the Litigation and the Oakland County Litigation.

b.           Orofino Notification.   Chioini and Klema will send a letter (with a copy to the Company) to Sandra Orofino, notifying her that they have settled the Litigation and the Oakland County Litigation and stating that they do not believe that the continued pursuit of Orofino’s shareholder demand, dated May 18, 2018, or the costs of the Company responding thereto, is in the best interest of the Company.

c.            Press  Release  /  8-K.   Promptly following  execution of this Agreement, Rockwell will issue a press release announcing the entry into this Agreement, in substantially  the form attached hereto as Appendix C. Additionally, within four business days following the execution of this Agreement, the Company will file with the SEC a Current Report on Form 8-K, in substantially the form attached hereto as Appendix D. All other public statements regarding this Agreement or its terms will be subject to Paragraph 12, below.

9.         No Restriction on Regulatory Cooperation.    Nothing in this Agreement prohibits or in any way restricts a Party from providing information to the SEC or any other government regulator regarding possible violations of law or otherwise cooperating in any inquiry or investigation at that regulator’s request. A Party is not required to obtain prior authorization from any other party prior to providing such information to a government regulator or cooperating with a government regulator’s request.

10.       Indemnification. Rockwell acknowledges that its obligation to indemnify Chioini, Klema, Bagley, or Boyd, including from against any claims brought by any shareholders of Rockwell Medical, Inc., or any third-party contribution claims brought by Carson Fischer, P.L.C. (“CF”) against Bagley and Boyd in a suit originally filed by the Company against CF alleging damages for CF’s conflict of interest in the current litigation, is governed by the terms of Rockwell’s Bylaws and Indemnification Agreements between the Company and Chioini, Klema, Bagley, or Boyd. Notwithstanding the foregoing, or any other obligation to indemnify in any agreement, Bylaw, statute, or common law, Rockwell will not be required to indemnify Chioini, Klema, Bagley, or Boyd for any fees, costs, penalties, fines or other monetary obligations imposed by the SEC or any other governmental agency that are attributed to Chioini’s or Klema’s unlawful conduct.

11.       Prior Agreements.    Chioini’s  and  Klema’s  Employment  Agreements  with the Company were terminated and discharged no later than May 24, 2018. Notwithstanding anything in this Agreement to the contrary: (i) Chioini and Klema each will continue to comply with the terms of their Employee Confidentiality, Assignment of Inventions, Non-Interference and Non- Competition Agreement (attached as Appendix E; originally attached as Exhibit B to Chioini’s and Klema’s Employment Agreements), which terms are expressly preserved and incorporated by reference herein (the “Confidentiality Agreement”) and (ii) any Indemnification Agreements, or other indemnification obligations under contract or law, between Rockwell Medical Inc. and any of Chioini, Klema, Bagley or Boyd shall continue to apply, except as modified pursuant to Paragraph 10.

12.    Confidentiality and Non-Disparagement.

a.           Agreement Confidentiality.  The terms of this Agreement are confidential and shall not voluntarily be disclosed by the Parties or Director Defendants or any of their representatives to any third party, except as contemplated herein.

b.           Company Documents / Information.  Chioini, Klema, Bagley, and Boyd each will keep confidential and will not disseminate confidential and proprietary documents and other information that they acquired in their positions as directors, officers, or employees of the Company.

c.            Other Documents / Information:        The Company and the Director Defendants, and any of their representatives, agents, and attorneys, will keep strictly confidential and will not disseminate in any manner any of the [***] referenced in, relating to, or similar to [***] or any [***] or other documents or information located on the Company server, Company computers, in the Company’s possession or control, or on the Company premises, whether in electronic or other form.

d.           Permissible Disclosures.  Notwithstanding anything to the contrary in this

Agreement, this provision does not limit the Parties from: (i) disclosing otherwise confidential materials (including those detailed in this  Paragraph 12) to their attorneys, accountants and tax preparers to the extent that those representatives also agree to maintain the confidentiality of the materials and the terms of this Paragraph 12 or (ii) making any disclosure required to enforce this Agreement, as otherwise expressly allowed under this Agreement, or required to be disclosed by law or regulation. To the extent that disclosure of information governed by this Paragraph 12 may be required by law or regulation, it shall be made only after prior written notice has been provided to the other Parties and the other Parties have had a reasonable opportunity to, at such Party’s sole cost and expense, object to such disclosure and if necessary seek a protective order. In addition, to the extent a Party is required to provide a copy of this Agreement to the SEC, it will request confidential treatment under Section 24 of the Securities and Exchange Act of 1934.

e.            Non-Disparagement.  The Settling Parties, Rockwell, Rockwell Entities, and Director Defendants agree that they shall refrain from defaming, disparaging, impugning or making any harmful statements of any kind (including via social media, including Facebook, Twitter and Internet message boards) concerning the reputation, character, products, technology or business of one another, together with any and all of their members, officers, directors, agents, partners, attorneys, servants, employees, predecessors, successors, assigns and/or any other representatives except to mental health professionals, or upon compulsion of law, regulation, or to governmental authorities or process of subpoena (in which case, such statements shall be permitted solely to the extent required).

f.            Materiality. The provisions of this Paragraph 12 are material terms of the Agreement. The failure to enforce the provisions of Paragraph 12 of this Agreement with respect to any particular instance(s) of breach, or to pursue any and all remedies in respect to any breach of Paragraph 12 of the Agreement, shall not be considered a waiver of these provisions or of the right to enforce them. The Parties and Director Defendants recognize that the breach of this Paragraph 12 could have severe and substantial legal consequences, including irreparable injury.

13.       Mutual Releases.

a.           Chioini/Klema/Bagley/Boyd Release.   Each of Chioini, Klema, Bagley, and Boyd, on their own behalf and on behalf of their heirs, successors, and assigns, releases, remises, acquits, forever discharges, and covenants not to sue (as a full settlement and as an accord and satisfaction), Rockwell (and each of its current and former officers, directors, employees, attorneys, agents, representatives, divisions, affiliated entities, subsidiaries, related entities, parents, heirs, beneficiaries, successors, trustees, executors, and assigns) and the Director Defendants from any and all claims, however denominated, and manners of action, causes of action, suits, debts, obligations, choses in action, contracts, torts, covenants, claims, rights of contribution and/or indemnification, rights of subrogation, sums of money, judgments, executions, liabilities, damages, interest, fees, costs, expenses, demands and rights whatsoever, contingent or non-contingent, in law or in equity, known or unknown, suspected or unsuspected, previously existing, or existing as of the date of this Settlement Agreement (including, without limitation, the Litigation and the Oakland County Litigation) (collectively, “Claims”), except excluding any Claims arising from or relating to the obligations in this Settlement Agreement.

b.         Chioini/Klema ADEA Release. Chioini and Klema acknowledge that their release of Claims shall include a release of all Claims arising under the Age Discrimination in Employment

Act and the Older Worker Benefit Protection Act (collectively, “ADEA”). Chioini and Klema  have been provided up to 21 days (which may be waived) to consider the release of ADEA Claims under in this Paragraph 13.b and shall have a period of seven days from the Execution Date to revoke their release of ADEA Claims under this Paragraph 13.b. For the avoidance of doubt, Chioini and Klema shall have no right to revoke any non-ADEA Claims released under Paragraph

13.a. In the event that either Chioini or Klema elects to revoke the release of ADEA Claims under this Paragraph 13.b during this seven-day revocation period, then: (i) the standstill set forth in Paragraph 5 shall be extended with respect to Chioini and Klema until December 31, 2028; (ii) all stock options held by the party (i.e., Chioini and/or Klema) who is revoking the release of such ADEA Claims shall immediately be forfeited and cancelled, retroactive to the Execution Date; and

(iii) the payments set forth under Paragraph 1.b shall only be required to be paid for six months from the Execution Date. In the event that Chioni and Klema do not revoke this Paragraph in writing within seven days from the Execution Date, this Paragraph will be null and void.

c.           Rockwell Release.  Rockwell, on its behalf and on behalf of the Rockwell Entities, the Director Defendants, and all their respective successors and assigns, hereby release, remises, acquits, forever discharges, and covenants not to sue (as a full settlement and as an accord and satisfaction) Chioini, Klema, Bagley, and Boyd (and each of their current and former employees, attorneys (excluding CF), agents, representatives, heirs, beneficiaries, successors, trustees, executors, and assigns) from any and all Claims, excluding: (i) any Claims arising from or relating to the obligations in this Settlement Agreement or the Confidentiality Agreement, and (ii) contribution claims against Chioini, Klema, Bagley, or Boyd, if any Rockwell Entities are required to pay any monetary amount to the SEC or any other governmental agency or as a part of any shareholder  litigation  as  a  result  of actions  taken  by  Chioini,  Klema,  Bagley,  or Boyd while employed by or representing the Company that is attributed to their conduct. Notwithstanding the foregoing, nothing in this Agreement is intended to change or enhance Rockwell’s rights to seek contribution under law or any Settling Parties’ defenses (including whether the conduct was lawful or within their authority) to such claims for contribution.

14.       Litigation Dismissal.   Promptly upon execution of this Agreement (and in any event within five business days), the Settling Parties will cause the Litigation to be dismissed with prejudice and without cost to any Party.

15.       Representations.   Each of the Settling Parties acknowledges and represents that such party: (a) has read this Settlement Agreement; (b) clearly understands this Agreement and each of its terms; (c) fully and unconditionally consents to the terms of this Agreement; (d) has had the benefit and advice of legal and other counsel of such party’s own selection; (e) has executed this Agreement freely, with knowledge, and without duress; (f) is not relying upon any other representations either written or oral, express or implied, made by any person or entity; (g) agrees that the consideration received by such Settling Party has been actual and adequate; (h) is duly authorized and empowered to act on behalf of and to sign for such Settling Party.

16.       Attorneys’ Fees.         Each of the  Settling Parties  are  responsible for its own attorneys’ fees related to the Litigation and the Oakland County Litigation, the negotiation of this Agreement, and all other matters. Specifically, Bagley and Boyd further agree that: (i) the Company has no obligation to pay CF for any costs incurred in any matter between the Settling Parties, including the Litigation and the Oakland County Litigation; (ii) they will cause CF to withdraw and not to file any future motion seeking fees from the Company on their behalf and to vacate the Order, dated June 14, 2018, in the Oakland County Litigation relating to the Company’s obligation to pay certain facilitation fees. In addition, Bagley and Boyd agree to indemnify the Company for any claim for attorneys’ fees or costs sought from the Company by Dickinson Wright PLLC. Notwithstanding the foregoing, the Settling Parties have no obligation to indemnify the Company or pay attorneys’ fees or any costs for any such fees or costs that have been paid or are paid by Rockwell’s insurer.

17.       Arbitration.   All disputes arising from or related to this Agreement (which, for purposes of clarity, shall not include disputes arising from or related to unlawful activities taken after the Execution Date that are not prescribed by this Agreement) shall be submitted to final and binding arbitration before Retired Judge Gerald Rosen, or, if he is not available, to a single neutral arbitrator mutually selected by the parties pursuant to the American Arbitration Association Commercial Arbitration Rules. The decision of the arbitrator shall be made in a written opinion containing both findings of fact and conclusions of law as to the entire claim. To the extent that the arbitrator determines that a party has prevailed over another party in the arbitration, the arbitrator shall award the prevailing party its attorneys’ fees and costs relating to the arbitration. The arbitrator’s award must comply with all applicable federal and state laws and applicable remedies under those laws. The decision of the arbitrator shall be final and binding upon the parties and shall only be subject to judicial review in accordance with federal law. Judgment may be entered upon the arbitrator’s award and may be enforced in any court of competent jurisdiction.

18.       Governing Law.     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan.

19.       Waiver of Inconsistent Provisions of Law.   To the fullest extent permitted by applicable law, each Party waives any provision of law that renders any provision of this Agreement invalid, illegal, or unenforceable in any respect.  Upon any determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless survive and continue in full force and effect without being impaired or invalidated in any way.

20.       Facsimile and Electronic Signatures.    This Agreement and any amendments thereto, to the extent signed and delivered by means of a facsimile machine or electronic scan (including in the font of an Adobe Acrobat PDF file font), shall be treated as an original agreement and as having the same binding legal effect as if it were the original.

21.       Construction.  None of the Parties shall be considered to be the drafter of this Agreement, or any provision in it, for the purpose of any statute, case law or rule of construction or interpretation that would or might cause any provision to be construed against the drafter. References to or use of a singular noun or pronoun in this Agreement shall include the plural, unless the context implies otherwise.    References to or use of a gender-linked pronoun (e.g., “his”) is intended to refer to and embody the corresponding gender-linked pronoun (e.g., “hers”).

22.       Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, and commitments in writings between the Parties with respect to the subject matter hereof.

23.       Headings; References.  The headings used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Any reference to an Appendix shall be deemed to refer to   the

applicable Appendix attached hereto. The words “include” and “including” and words of similar import when used in this Agreement or any Exhibit hereto are not limiting and shall be construed to be followed by the words “but not limited to,” whether or not they are in fact followed by such words. References herein to instruments or documents being submitted “by” any person include (whether or not so specified) submission of the same on behalf of such person by his counsel whether or not so specified, provided that if any particular instrument or document is required herein to be executed by a particular person, it must (unless otherwise expressly specified herein) be so executed by such person.

24.       No Third-Party Beneficiaries; Assignment.  No provision of this Agreement is  intended to create any third-party beneficiary to this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, and permitted assigns.

25.       Amendments; No Implied Waiver.   This Agreement may only be amended by an instrument signed by the Settling Parties. Except where a specific period for action or inaction is provided herein, no failure or delay by a Settling Party to exercise any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any waiver by a Settling Party of any such right, power, or privilege, or any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege; nor shall any waiver by a Settling Party, on any particular occasion or in any particular instance, of any particular right, power, or privilege operate as a waiver of such right, power, or privilege on any other occasion or in any other instance.

26.       Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. It shall not be necessary for any counterpart to bear the signature of all Parties hereto.

The undersigned have caused this Settlement Agreement to be executed as of the day and year first above written.

ROBERT CHIOINI	THOMAS KLEMA

/s/ Robert Chioini	/s/ Thomas Klema
By: Robert Chioini	By: Thomas Klema

PATRICK BAGLEY	RONALD BOYD

/s/ Patrick Bagley	/s/ Ronald Boyd
By: Patrick Bagley	By: Ronald Boyd

ROCKWELL MEDICAL, INC.

/s/ Benjamin Wolin
By: Benjamin Wolin
Its: Chairman

BENJAMIN WOLIN	JOHN COOPER
(ONLY AS TO PARAGRAPHS 5, 12, and 17)	(ONLY AS TO PARAGRAPHS 5, 12, and 17)

/s/ Benjamin Wolin	/s/ John Cooper
By: Benjamin Wolin	By: John Cooper

LISA COLLERAN	ROBIN H. SMITH
(ONLY AS TO PARAGRAPHS 5, 12, and 17)	(ONLY AS TO PARAGRAPHS 5, 12, and 17)

/s/ Lisa Colleran	/s/ Robin H. Smith
By: Lisa Colleran	By: Robin H. Smith

MARK RAVICH
(ONLY AS TO PARAGRAPHS 5, 12, and 17)

/s/ Mark Ravich
By: Mark Ravich